Exhibit 3

Form of Support Agreement

January 22, 2001

Charter One Financial, Inc.
1215 Superior Avenue
Cleveland, Ohio 44114

Attention: Robert J. Vana, Senior Vice President

Dear Ladies and Gentlemen:

       The undersigned understands that you ( "Buyer"), Charter Michigan Bancorp, Inc. and Alliance Bancorp ("Seller") are entering into an Agreement and Plan of Merger (the "Merger Agreement") providing for, among other things, the merger of Seller into Charter Michigan Bancorp (the "Merger"), in which the outstanding shares of common stock of Seller will be exchanged for cash and Buyer common stock as provided in the Merger Agreement.

       The undersigned is a shareholder of Seller and is entering into this support agreement to induce Buyer to enter into the Merger Agreement and to consummate the transactions contemplated thereby.

       The undersigned confirms its agreement with Buyer as follows:

       1.  The undersigned represents, warrants and agrees that Schedule I annexed hereto sets forth the shares of the capital stock of Seller of which the undersigned is the record or beneficial owner, or over which he or she has voting control other than shares of Seller capital stock he or she holds in a fiduciary capacity (the "Shares"), and that the undersigned is on the date hereof the lawful owner of the Shares, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind. Except as Previously Disclosed (as such term is defined in the Merger Agreement) or as set forth in Schedule I, the undersigned does not own or hold any rights to acquire any additional shares of the capital stock of Seller (by exercise of stock options or otherwise) or any interest therein or any voting rights with respect to any additional shares.

       2.  Except as required by law, the undersigned agrees that he or she will not, and will not permit any company, trust or other entity controlled by the undersigned to, contract to sell, sell or otherwise transfer or dispose of any of the Shares, or any additional shares of the capital stock of Seller of which the undersigned becomes the record or beneficial owner, or any interest therein or securities convertible thereunto or any voting rights with respect thereto, other than subsequent to the shareholder meeting of Seller held in connection with the vote on the Merger Agreement or pursuant to a gift where the donee has agreed in writing to abide by the terms of this agreement in a form reasonably satisfactory to Buyer.

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January 22, 2001

       3.  The undersigned agrees that all of the Shares, together with any additional shares of capital stock of Seller of which the undersigned becomes the record or beneficial owner, or over which he or she has voting control other than shares of Seller capital stock he or she holds in a fiduciary capacity, at the record date for any meeting of shareholders of Seller called to consider and vote to adopt the Merger Agreement, will be voted by the undersigned in favor thereof.

       4.  The undersigned represents and warrants to Buyer that (i) the undersigned has all necessary power and authority to enter into this agreement and (ii) this agreement is the legal, valid and binding agreement of the undersigned, and is enforceable against the undersigned in accordance with its terms.

       5.  This agreement shall automatically terminate (i) upon termination of the Merger Agreement in accordance with its terms; (ii) at the Effective Time (as defined in the Merger Agreement) or (iii) by mutual consent of the parties hereto.

       6.  This agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by the undersigned and Buyer.

       7.  This agreement evidences the entire agreement between the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein.

       8.  The parties agree that if any provision of this agreement shall under any circumstances be deemed invalid or inoperative, this agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

       9.  This agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

       10.  The validity, construction, enforcement and effect of this agreement shall be governed by the laws of the State of Delaware.

       11.  This agreement shall inure to the benefit of Buyer, and shall be binding upon the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This agreement shall survive the death or incapacity of the undersigned.

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January 22, 2001

       12.  Nothing in this agreement shall be construed to give Buyer any rights to exercise or direct the exercise of voting power as owner of the Shares, or additional shares of the capital stock of Seller of which the undersigned becomes the record or beneficial owner, either beneficially or otherwise, for any purpose.

       13.  The undersigned agrees that in the event of his or her breach Buyer shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Buyer for a violation of this agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that if any bond shall be required, such bond shall be in a nominal amount.

       Please confirm that the foregoing correctly states the understanding between the undersigned and Buyer by signing and returning to Buyer a counterpart hereof.

Very truly yours, ________________________________ NAME

Accepted as of this __ day
of January __, 2001
CHARTER ONE FINANCIAL, INC.

By:  ______________________________
     Authorized Officer

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Schedule I

Number of shares of Seller common stock beneficially owned, excluding stock options. . . . .
Number of options to acquire shares of Seller common stock . . . . . . . . . . . . . . . . . . . . . . . . . .